Exhibit 99.1

Destination XL Group, Inc. Reports First Quarter Financial Results

Sales of $105.5 million, Net Loss of $(0.04) per diluted share

CANTON, Mass., May 29, 2025 – Destination XL Group, Inc. (NASDAQ: DXLG), the leading integrated-commerce specialty retailer of Big + Tall men’s clothing and shoes, today reported operating results for the first quarter of fiscal 2025.

First Quarter Financial Highlights

•
Total sales for the first quarter were $105.5 million, down 8.6% from $115.5 million in the first quarter of fiscal 2024. Comparable sales for the first quarter of fiscal 2025 decreased 9.4% as compared to the first quarter of fiscal 2024.
•
Net loss for the first quarter was $(0.04) per diluted share, as compared to net income of $0.06 per diluted share in the first quarter of fiscal 2024.
•
Adjusted EBITDA (a non-GAAP measure) for the first quarter was $0.1 million as compared to $8.2 million in the first quarter of fiscal 2024.
•
Total cash and investments were $29.1 million at May 3, 2025, as compared to $53.2 million at May 4, 2024, with no outstanding debt for either period. The decrease in cash and investments reflects approximately $13.6 million of shares repurchased since May 4, 2024. Our cash and investments balance also reflects a seasonal inventory build.

Management’s Comments

“We are currently managing our business through an economic downcycle, and our performance does not reflect the opportunity in our total addressable market or the longer-term potential for our brand. We believe the broader macroeconomic challenges within the apparel industry and consumer sentiment are pushing our customer to be more discerning in what he is buying. Our assortment is well positioned to serve those value-oriented customers who are trading down from national designer brands to our private label brands, which have lower average unit retail prices but higher margins,” said Harvey Kanter, President and Chief Executive Officer.

“We’ve recently implemented several initiatives to ensure the value of our assortment is clear. Today we offer our price match guarantee, fit exchange, and first responder programs, which are helping with DXL’s price perception and, together with our loyalty program, are helping to drive enhanced value and affinity for our brand. We are also extending our FiTMAP sizing technology program which allows customers to use leading edge technology to understand their individual sizing. Our guests can now engage with our brand in a much more personalized manner using this full body scanning technology. Our net promoter score continues to shine and is touching just over 80 in stores and our conversion is up year over year. Although our sales performance was below expectations, we are seeing some improvement in sales velocity, while still maintaining a healthy merchandise margin and controlling costs.

“The situation with tariffs is very fluid and we continue to monitor trade discussions and changes to policy as they develop. We are leaning into relationships with our vendors and suppliers around the world and we are working very hard to mitigate the cost of those tariffs. Our discussions with our private label vendors have been productive. On the domestic side, we are also having dialogue with our national brands as we all try to navigate this environment. Our inventory is well positioned ahead of Father’s Day and we are looking forward to continued improvement in the second quarter,” Kanter concluded.

First Quarter Results

Sales

Total sales for the first quarter of fiscal 2025 were $105.5 million, as compared to $115.5 million in the first quarter of fiscal 2024. The decrease in total sales was primarily attributable to a decrease in comparable sales for the first quarter of 9.4%, partially offset by an increase in non-comparable sales. Sales trends improved month over month, with comparable sales down 13.9% in February, down 8.2% in March, and down 7.2% in April. Overall, the first quarter decline was consistent with the sales trend in fiscal 2024, as customers are continuing to pull back on discretionary spending. We continued to see customers shift toward our private-label brand merchandise and value-driven brands.

The first quarter comparable sales decrease of 9.4% consisted of a comparable sales decrease of 6.6% from stores and a comparable sales decrease of 16.2% from our direct business. While store traffic remained negative for the first quarter of fiscal 2025, there was a gradual improvement over the course of the first quarter. We believe that our targeted promotions, which include our Price Match Guarantee, Fit Exchange by DXL, our Hero/First Responder discounts as well as the introduction of new value-driven brands, have had a positive impact on our store traffic. The direct business, which includes our website, app and marketplaces, struggled during the first quarter of fiscal 2025 and was challenged by decreases in online traffic and average order value, while conversion was relatively flat. In addition, in connection with our website conversion, we identified and corrected certain functionalities that we believe likely had a negative impact on sales in the beginning of the first quarter.

We expect comparable sales to continue to gradually improve over the fiscal year. For the second quarter of fiscal 2025, we expect a single-digit decrease in comparable sales with a return to a positive comparable sales result in the second half of the fiscal year.

Gross Margin

For the first quarter of fiscal 2025, our gross margin rate, inclusive of occupancy costs, was 45.1% as compared to a gross margin rate of 48.2% for the first quarter of fiscal 2024.

Our gross margin rate decreased by 310 basis points, which was driven by an increase of 280 basis points in occupancy costs, as a percentage of sales, due to the deleveraging from lower sales and increased rents from new stores and lease extensions. Merchandise margin for the first quarter decreased by 30 basis points, as compared to the first quarter of fiscal 2024, primarily due to an increase in markdown activity and promotional offers associated with our new marketing initiatives, including the new loyalty program, as well as an increase in freight costs associated with the acceleration of inventory receipts. These increases were partially offset by an increase in merchandise margins as a result of a shift in product mix.

There remains significant uncertainty with respect to evolving trade policies and the enactment of additional tariffs globally. We are proactively taking measures to mitigate the impact of such tariffs and trade restrictions on our business. Given the volatility that currently exists around these trade discussions, it is difficult to determine the potential impact that these tariffs may have on our financial results. However, if currently enacted rates remain in effect throughout this fiscal year, we estimate that the impact on our financial results for fiscal 2025 could be an increase in costs of less than $2.0 million, or approximately 40 basis points as a percentage of sales.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the first quarter of fiscal 2025 were 45.0% as compared to 41.1% for the first quarter of fiscal 2024.

On a dollar basis, SG&A expenses decreased by $0.1 million as compared to the first quarter of fiscal 2024. The decrease was primarily due to a decrease in marketing and incentive-based compensation, partially offset by an increase in store payroll and healthcare costs. On a percentage of sales basis, SG&A expenses increased due to the decrease in sales for the first quarter of fiscal 2025 as compared to the first quarter of fiscal 2024.

Marketing costs were 6.1% of sales for the first quarter of fiscal 2025 as compared to 6.3% of sales for the first quarter of fiscal 2024. For fiscal 2025, marketing costs are expected to be approximately 5.9%.

Management views SG&A expenses through two primary cost centers: Customer Facing Costs and Corporate Support Costs. Customer Facing Costs, which include store payroll, marketing and other store and direct operating costs, represented 25.2% of sales in the first quarter of fiscal 2025 as compared to 23.0% of sales in the first quarter of fiscal 2024. Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 19.8% of sales in the first quarter of fiscal 2025 as compared to 18.1% of sales in the first quarter of fiscal 2024.

Interest Income, Net

Net interest income for the first quarter of fiscal 2025 was $0.3 million as compared to $0.6 million for the first quarter of fiscal 2024. For both periods, interest income was earned from investments in U.S. government-backed investments and money market accounts. The decrease in interest income was due to the decrease in the average balance of investments during the first quarter of fiscal 2025 as compared to the prior year period. Interest costs for both periods were minimal because we had no outstanding debt and no borrowings under our credit facility.

Income Taxes

Our income tax provision for interim periods is determined using an estimate of our annual effective tax rate, adjusted for discrete items, if any. Each quarter, we update our estimate of the annual effective tax rate and make a year-to-date adjustment to the provision.

For the first quarter of fiscal 2025, the effective tax rate was 39.7% as compared to an effective tax rate of 30.4% for the first quarter of fiscal 2024. The increase in the effective tax rate for the first quarter of fiscal 2025, as compared to the first quarter of fiscal 2024, was primarily due to permanent book-to-tax differences. While in dollars, these permanent book-to-tax differences are down, the impact as a percentage of our estimated annual pretax income is greater.

Net Income (Loss)

For the first quarter of fiscal 2025, net loss was $1.9 million, or $(0.04) per diluted share, as compared to net income for the first quarter of fiscal 2024 of $3.8 million, or $0.06 per diluted share. The decrease in earnings for the first quarter of fiscal 2025 was driven primarily by the decrease in sales.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP measure, for the first quarter of fiscal 2025 was $0.1 million, as compared to $8.2 million for the first quarter of fiscal 2024.

Cash Flow

Cash flow from operations for the first quarter of fiscal 2025 was $(12.0) million as compared to $(1.1) million for the first quarter of fiscal 2024. The decrease in cash flow from operations was primarily due to a decrease in earnings and the timing of payables associated with the acceleration of inventory receipts during the first quarter of fiscal 2025. We operate in a seasonal business that typically includes greater uses of cash in the first quarter as we build inventory in anticipation of the summer selling season.

Free cash flow, before capital expenditures for store development, a non-GAAP measure, was $(14.5) million for the first quarter of fiscal 2025 as compared to $(4.6) million for the first quarter of fiscal 2024.

Free cash flow, a non-GAAP measure, was $(18.8) million for the first quarter of fiscal 2025 as compared to $(7.0) million for the first quarter of fiscal 2024.

	For the three months ended
(in millions)	May 3, 2025	May 4, 2024
Cash flow from operating activities (GAAP basis)	$(12.0)	$(1.1)
Capital expenditures, excluding store development	(2.4)	(3.5)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$(14.5)	$(4.6)
Capital expenditures for store development	(4.3)	(2.4)
Free Cash Flow (non-GAAP basis)	$(18.8)	$(7.0)

Non-GAAP Measures

Adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

As of May 3, 2025, we had cash and investments of $29.1 million as compared to $53.2 million as of May 4, 2024, with no outstanding debt in either period. The decrease in cash and investments at May 3, 2025 as compared to May 4, 2024 reflects approximately $13.6 million of shares repurchased since May 4, 2024. We did not have any borrowings under our credit facility during either period and, as of May 3, 2025, the availability under our credit facility was $77.1 million, as compared to $79.2 million as of May 4, 2024. Availability under our credit facility is primarily driven by our available inventory.

As of May 3, 2025, our inventory decreased approximately $5.8 million to $85.5 million, as compared to $91.2 million as of May 4, 2024. We continue to take proactive measures to manage our inventory and adjust our receipt plan given the ongoing macroeconomic factors affecting consumer spending, while at the same time, accelerating certain receipts to minimize the impact of tariffs. At May 3, 2025, our clearance inventory was 9.5% of our total inventory, as compared to 9.7% at May 4, 2024. Our inventory position is very strong and our clearance levels are in line with our benchmark of 10%. Our inventory turnover rate has improved by over 30% from fiscal 2019.

Retail Store Information

The following is a summary of our retail square footage since the end of fiscal 2022 through the end of the first quarter of fiscal 2025:

	At May 3, 2025		Year End 2024		Year End 2023		Year End 2022
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	251	1,814	247	1,795	232	1,725	218	1,663
DXL outlets	15	76	15	76	15	76	16	80
CMXL retail	6	18	7	22	17	55	28	92
CMXL outlets	18	53	19	57	19	57	19	57
Total	290	1,961	288	1,950	283	1,913	281	1,892

During the first three months of fiscal 2025, we opened two new DXL stores and converted one Casual Male XL retail store and one Casual Male XL outlet to DXL stores. We expect to open six additional DXL stores during fiscal 2025 and expect our capital expenditures to range from $19.0 million to $21.0 million, net of tenant incentives.

FiTMAP®

Over the past two years, we have been working with and testing a proprietary FiTMAP Sizing Technology for which we have an exclusive license for Big + Tall men until 2030. This innovative, contactless, digital scanning technology captures 242 unique measurements and offers custom clothing options for all our customers, and size recommendations across the variety of brands for a great fit. FiTMAP offers a unique experience for our customers, whether selecting from our Ready-to-Wear clothing or opting for custom garments. This technology currently provides recommended sizes in all of our private label brands, as well as 15 of our exclusive national brands. We believe this technology will enhance customer engagement, attract new customers and establish DXL as a technology leader in men's big + tall apparel. To date, we have scanned over 20,000 customers. FiTMAP is currently in 52 DXL retail locations with a plan to end fiscal 2025 with 85 stores and to further expand to as many as 200 stores by the end of fiscal 2027.

Digital Commerce Information

We distribute our national brands and private-label brand merchandise directly to consumers through our stores, website, app, and third-party marketplaces. Digital commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. Our direct business is a critical component of our business and an area of significant growth opportunity for us. For the first quarter of fiscal 2025, our direct sales were $29.1 million, or 27.5% of sales, as compared to $34.6 million, or 30.0% of sales, in the first quarter of fiscal 2024.

Conference Call

The Company will hold a conference call to review its financial results on Thursday, May 29, 2025 at 9:00 a.m. ET.

To participate in the live webcast, please pre-register at:

https://register-conf.media-server.com/register/BIb23a62ed558241f4be7da296bcf96370

Upon registering, you will be emailed a dial-in number, and unique PIN.

For listen-only, please join and register at: https://edge.media-server.com/mmc/p/33amuj6i. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's investor relations website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, free cash flow before capital expenditures for store development, and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures help investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization and adjusted for asset impairment charges (gain) and accrual for estimated non-recurring legal settlement costs, if any. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by total sales. The Company believes that providing adjusted EBITDA and adjusted EBITDA margin is useful to investors to evaluate the Company’s performance and are key metrics to measure profitability and economic productivity.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store development. Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt. Free cash flow before capital expenditures for store development is calculated as cash flow from operating activities less capital expenditures other than capital expenditures for store development. Capital expenditures for store development includes capital expenditures for new stores, conversions of Casual Male XL stores to DXL and remodels. Capital expenditures related to store relocations and maintenance are not included in store development.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the leading retailer of Men’s Big + Tall apparel that provides the Big + Tall man the freedom to choose his own style. Subsidiaries of Destination XL Group, Inc. operate DXL Big + Tall retail and outlet stores and Casual Male XL retail and outlet stores throughout the United States, and an e-commerce website, DXL.COM, and mobile app, which offer a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for Big + Tall men. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the Nasdaq Global Market under the symbol "DXLG." For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding our belief that our performance was due to the challenges present in the current economic downcycle does not reflect on the opportunity in our total addressable market or the longer-term potential for our brand; our belief that the broader macroeconomic challenges within the apparel industry and consumer sentiment are pushing our customer to be more discerning in what he is buying; our belief that our customers are trading down from national designer brands to our private label brands and that our assortment is well positioned to serve those value-oriented customers; our belief that our targeted promotions and the introduction of new value-driven brands have had a positive impact on our store traffic; our belief that our recently implemented initiatives will help to drive enhanced value and affinity for our brand; our belief that we are seeing improvement in sales velocity; our belief that our inventory is well positioned ahead of Father’s Day and we are looking forward to continued improvement in the second quarter; our expectation that comparable sales will continue to gradually improve over the fiscal year; our expectation for the second quarter of fiscal 2025 of a single-digit decrease in comparable sales with a return to a positive comparable sales result in the second half of the fiscal year; our belief that the impact of current tariffs on our financial results for fiscal 2025 could be an increase in costs of less than $2.0 million, or approximately 40 basis points as a percentage of sales; expected marketing costs and expected capital expenditures in fiscal 2025; expected store openings and store conversions in fiscal 2025; our ability to manage inventory; our belief that our FiTMAP technology will enhance customer engagement, attract new customers and establish DXL as a technology leader in men’s big + tall apparel; and our expected expansion of FiTMAP to additional stores by the end of fiscal 2025 and the end of fiscal 2027. The discussion of forward-looking information requires the management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 20, 2025, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and the direction of the Company, including risks relating to changes in consumer spending in response to economic factors; the impact of inflation with rising costs and high interest rates; the impact of tariffs; the impact of ongoing worldwide conflicts on the global economy; potential labor shortages; and the Company’s ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends, and compete successfully in the U.S. men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended
	May 3, 2025	May 4, 2024
Sales	$105,533	$115,489
Cost of goods sold including occupancy	57,951	59,807
Gross profit	47,582	55,682

Expenses:
Selling, general and administrative	47,443	47,523
Depreciation and amortization	3,636	3,278
Total expenses	51,079	50,801

Operating income (loss)	(3,497)	4,881

Interest income, net	284	570

Income (loss) before provision (benefit) for income taxes	(3,213)	5,451
Provision (benefit) for income taxes	(1,274)	1,658

Net income (loss)	$(1,939)	$3,793

Net income (loss) per share:
Basic	$(0.04)	$0.07
Diluted	$(0.04)	$0.06

Weighted-average number of common shares outstanding:
Basic	53,601	58,036
Diluted	53,601	60,963

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
May 3, 2025, February 1, 2025 and May 4, 2024
(In thousands)
(unaudited)

	May 3,	February 1,	May 4,
	2025	2025	2024
ASSETS

Cash and cash equivalents	$8,082	$11,901	$16,328
Short-term investments	20,999	36,516	36,891
Inventories	85,462	75,486	91,238
Other current assets	10,342	7,984	10,438
Property and equipment, net	58,946	56,982	44,325
Operating lease right-of-use assets	174,103	171,084	155,591
Intangible assets	1,150	1,150	1,150
Deferred tax assets, net of valuation allowance	20,505	19,343	20,181
Other assets	488	509	485
Total assets	$380,077	$380,955	$376,627

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$30,817	$24,344	$28,483
Accrued expenses and other liabilities	21,214	30,773	25,367
Operating leases	187,337	184,615	169,227
Stockholders' equity	140,709	141,223	153,550
Total liabilities and stockholders' equity	$380,077	$380,955	$376,627

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

(unaudited)

	For the three months ended
	May 3, 2025	May 4, 2024
(in millions)
Net income (loss) (GAAP basis)	$(1.9)	$3.8
Add back:
Provision (benefit) for income taxes	(1.3)	1.7
Interest income, net	(0.3)	(0.6)
Depreciation and amortization	3.6	3.3
Adjusted EBITDA (non-GAAP basis)	$0.1	$8.2

Sales	$105.5	$115.5
Adjusted EBITDA margin (non-GAAP), as a percentage of sales	0.1%	7.1%

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

(unaudited)

	For the three months ended
(in millions)	May 3, 2025	May 4, 2024
Cash flow from operating activities (GAAP basis)	$(12.0)	$(1.1)
Capital expenditures, excluding store development	(2.4)	(3.5)
Free Cash Flow before capital expenditures for store development (non-GAAP basis)	$(14.5)	$(4.6)
Capital expenditures for store development	(4.3)	(2.4)
Free Cash Flow (non-GAAP basis)	$(18.8)	$(7.0)